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                                    EXHIBIT 5

                               EXCHANGE AGREEMENT

            This Exchange Agreement (the "Agreement") is made and entered into as of June 20, 2002, by and among Nortek, Inc., a Delaware corporation ("Nortek"), Nortek Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Nortek ("Nortek Holdings"), K Holdings, Inc., a Delaware corporation ("K Holdings"), and Richard L. Bready (the "Stockholder"). References herein to the "Company" shall be deemed to be references to Nortek, prior to the Holding Company Merger (as defined in the Recapitalization Agreement (as defined below)), and to Nortek Holdings, from and after the Holding Company Merger.

            WHEREAS, Nortek, Nortek Holdings and K Holdings, have entered into an Agreement and Plan of Recapitalization, dated as of June 20, 2002 (the "Recapitalization Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to consummate the Transactions (as defined therein);

            WHEREAS, as of the date hereof (or, after the Holding Company Merger, as of such date), the Stockholder is (or will be, in the case of the period after the Holding Company Merger) (i) the record and beneficial owner of, and has the sole right to vote and dispose of 258,150 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), and 373,182 shares of special common stock, par value $1.00 per share, of the Company (the "Special Common Stock," and together with the Common Stock, the "Shares") and
(ii) the owner of options to acquire 150,000 shares of Common Stock and options to acquire 1,248,849 shares of Special Common Stock (collectively, the "Exchange Options"); it being understood that the term "Shares" shall not under any circumstances or for any purpose under this Agreement be deemed to refer to or include shares of Common Stock or Special Common Stock the beneficial ownership of which may be attributed to the Stockholder, or which the Stockholder has the right to vote, solely as a result of his serving as a trustee with respect to an employee benefit plan of the Company (collectively, "Benefit Plan Shares");

            WHEREAS, subject to the conditions set forth herein, (1) immediately prior to the Effective Time (as defined in the Recapitalization Agreement), the Stockholder desires to exchange each Share (the "Share Exchange") held by him, and Nortek Holdings desires to issue to the Stockholder in exchange therefor, one share



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of Series B convertible preference stock, par value $1.00 per share, of Nortek
Holdings (the "Nortek Holdings Preference Stock"), and (2) immediately after the Reclassification (as defined in the Recapitalization Agreement), the Stockholder desires to have each Exchange Option cancelled and converted (the "Option Exchange") into an option (each, a "New Option") to acquire shares of class A common stock, par value $1.00 per share, of Nortek Holdings (the "Class A Common Stock") pursuant to the terms of the Nortek Holdings, Inc. 2002 Stock Option Plan (the "Option Plan");

            WHEREAS, subject to the conditions set forth herein, immediately after the Option Exchange, the Stockholder desires to sell, and K Holdings desires to purchase from the Stockholder, 373,182 shares of Nortek Holdings Preference Stock (the "Management Stock Purchase") for a price per share (the "Management Purchase Price") equal to the Redemption Consideration (as defined in the Recapitalization Agreement); and

            WHEREAS, pursuant to the Nortek Holdings COD (as defined in the Recapitalization Agreement), the Nortek Holdings Preference Stock will automatically convert into Class A Common Stock immediately following the Redemption (as defined in the Recapitalization Agreement);

            NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the Stockholder, the Company and K Holdings hereby agree as follows:

                  Share Exchange.


      (a) Immediately prior to the Effective Time, the Stockholder shall assign, transfer, convey and deliver 258,150 shares of Common Stock and 373,182 shares of Special Common Stock to the Company and, in exchange therefor, the Company shall issue and deliver to the Stockholder 631,332 shares of Nortek Holdings Preference Stock. If any Shares are held in "street name" by the Stockholder, such Stockholder agrees to arrange for appropriate transfer to the Company hereunder. Immediately prior to the Share Exchange, the Company shall cause the Nortek Holdings COD (as defined in the Recapitalization Agreement) to be executed and filed with the Secretary of State of the State of Delaware as provided in the Delaware General Corporation Law and to be effective at such time as is specified in the Recapitalization Agreement.



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      (b) In the event that the Share Exchange is consummated and the
Reclassification (as defined in the Recapitalization Agreement) is not consummated and the Recapitalization Agreement is terminated in accordance with its terms, then promptly following such termination, the Stockholder shall assign, transfer, convey and deliver to the Company the number of shares of Nortek Holdings Preference Stock received by the Stockholder pursuant to clause
(a) above and, in exchange therefor, the Company shall issue and deliver to the Stockholder the number of shares of Common Stock and Special Common Stock exchanged by the Stockholder for such shares of Nortek Holdings Preference Stock pursuant to clause (a) above.

                  Option Exchange. Stockholder agrees that, immediately after the Reclassification, each Exchange Option held by the Stockholder shall be cancelled, and in exchange therefore, shall be converted into a New Option to purchase the number of shares of Class A Common Stock equal to the number of shares of Common Stock and Special Common Stock subject to the related Exchange Option immediately prior to the Effective Time with an exercise price equal to the exercise price with respect to the related Exchange Option. Each New Option shall be subject to the terms and conditions of the Option Plan and the applicable stock option agreement. The Company and Stockholder agree to take all corporate and other action as shall be necessary to effectuate the foregoing.

                  Management Stock Purchase. Immediately following the Option Exchange, the Stockholder shall assign, transfer, convey and deliver to K Holdings (or its permitted designees) 373,182 shares of Nortek Holdings Preference Stock by delivery of a certificate or certificates evidencing such Shares duly endorsed to K Holdings (or its permitted designees) or accompanied by such stock powers duly executed in favor of K Holdings (or its permitted designees), with all necessary stock transfer stamps affixed, and K Holdings (or its permitted designees) shall pay to the Stockholder an amount equal to the Management Purchase Price per share of Nortek Holdings Preference Stock being purchased by K Holdings (or its permitted designees), for an aggregate purchase price of $17,166,372.



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            Closing. The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, concurrently with the closing of the Transactions (as defined in the Recapitalization Agreement), with such transactions intended to be consummated in the order specified in the recitals to the Recapitalization Agreement but substantially concurrently with each other.

            Representations and Warranties of the Stockholder. The Stockholder represents and warrants as follows:


            Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

            Ownership of Shares and Options. The Stockholder is the record and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of Shares set forth in the recitals hereto and is the owner of the number of Exchange Options set forth in the recitals hereto, in each case free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares or Exchange Options), except, in each case, as may exist by reason of the Voting Agreement (as defined in the Recapitalization Agreement). Except as provided for in the Recapitalization Agreement and the Transactions, there are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to dispose of, any Shares or Exchange Options. As of the date of this Agreement, the number of Shares and Exchange Options set forth in the recitals hereto represent all of the shares of capital stock of the Company beneficially owned by the Stockholder, other than Benefit Plan Shares.



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            No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of the Stockholder's obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to the Stockholder's Shares or Exchange Options, or (b) require any material consent, authorization or approval of any person other than a governmental entity, or (c) violate or conflict with any writ, injunction or decree applicable to the Stockholder or the Stockholder's Shares, Exchange Options, Nortek Holdings Preference Stock to be received by Stockholder or Class A Common Stock to be received by Stockholder upon conversion thereof.

            Federal Securities Laws Matters. The Stockholder acknowledges receipt of advice from the Company that (i) the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof) have not been registered under the Securities Act of 1933 (the "Securities Act"), (ii) the shares of Nortek Holdings Preference Stock must be held indefinitely and the Stockholder must continue to bear the economic risk of the investment in the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof), unless such shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof) are subsequently registered under the Securities Act, or an exemption from such registration is available, (iii) it is not anticipated that there will be any public market for the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof) in the foreseeable future, (iv) Rule 144 promulgated under the Securities Act will not initially be available with respect to the sales of the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof), and neither Nortek nor Nortek Holdings has made any covenant to make such rule available and such rule is not anticipated to be available in the foreseeable future, (v) when and if the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof) may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such rule, (vi) if the exemption afforded by Rule 144 is not available, public sale of the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof) without registration will require the availability of an exemption under the Securities Act, and (vii) a notation may be made in the appropriate records of the Company indicating that the Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof) is subject to restrictions on transfer and, if the Company should in the future engage the services of a stock transfer agent,



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appropriate stop-transfer restrictions will be issued to such transfer agent with respect to the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof).

            Stockholder Status. Either (i) the Stockholder is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act or (ii) (A) the Stockholder's financial situation is such that the Stockholder can afford to bear the economic risk of holding the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof) for an indefinite period of time, (B) the Stockholder can afford to suffer complete loss of his investment in the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof), (C) the Stockholder's knowledge and experience in financial and business matters are such that the Stockholder is capable of evaluating the merits and risks of the Stockholder's investment in the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof), and (D) the Stockholder understands and has taken cognizance of all the risk factors related to the purchase of the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof).

            Representations and Warranties of the Company. Each of Nortek and Nortek Holdings represents and warrants as follows:

            Corporate Form. Each of Nortek and Nortek Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

            Corporate Authority, etc. Each of Nortek and Nortek Holdings has all requisite corporate power and authority to enter into this Agreement and perform all of its obligations hereunder and to carry out the transactions contemplated hereby and Nortek Holdings has all requisite corporate power and authority to issue the shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof). The shares of Nortek Holdings Preference Stock (and the Class A Common Stock issuable upon conversion thereof), when issued, delivered and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable. As of the date hereof, there were no shares of Nortek Holdings Preference Stock issued and outstanding.



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            Actions Authorized. Each of Nortek and Nortek Holdings has taken all corporate actions necessary to authorize it to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Nortek and Nortek Holdings and, assuming due authorization, execution and delivery of this Agreement by the Stockholder and K Holdings, constitutes a legal, valid and binding obligation of each of Nortek and Nortek Holdings enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

            Required Filings and Approvals. Other than as provided for in the Recapitalization Agreement and the disclosure schedules thereto, the execution and delivery of this Agreement by each of Nortek and Nortek Holdings and the consummation of the transactions contemplated hereby by each of Nortek and Nortek Holdings do not require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Nortek or Nortek Holdings, other than the filings, registrations or qualifications (i) that may be required under Regulation D under the Securities Act, (ii) that may be required under the state securities laws or "blue sky" laws of any state of the United States of America that may be required to be made or obtained, all of which each of Nortek and Nortek Holdings will comply with prior to the date of the Closing (iii) the filing of the Nortek Holdings COD with the Secretary of State of the State of Delaware, or (iv) the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Recapitalization Agreement).

            No Conflicts. Other than as provided for in the Recapitalization Agreement and the disclosure schedules thereto, none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, by each of Nortek and Nortek Holdings will conflict with the respective certificate of incorporation or the by-laws of Nortek and Nortek Holdings or, except as would not be reasonably expected to have a Company Material Adverse Effect, result in any breach of, or constitute a default under any contract, agreement or instrument to which Nortek or Nortek Holdings is a party or by which it or any of its respective assets is bound.



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            Representations and Warranties of K Holdings. K Holdings represents and warrants as follows:

            Corporate Form. K Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

            Corporate Authority. K Holdings has all requisite corporate power and authority to enter into this Agreement and perform all of its obligations hereunder and to carry out the transactions contemplated hereby.

            Actions Authorized. K Holdings has taken all corporate actions necessary to authorize it to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by K Holdings and, assuming due authorization, execution and delivery of this Agreement by the Stockholder and the Company, constitutes a legal, valid and binding obligation of K Holdings enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

            No Conflicts. Other than as provided for in the Recapitalization Agreement and the disclosure schedules thereto, none of the execution, delivery or performance of this Agreement by K Holdings or the consummation of the transactions contemplated hereby will conflict with the certificate of incorporation or the by-laws of K Holdings or, except as would not be reasonably expected to have a K Holdings Material Adverse Effect (as defined in the Recapitalization Agreement), result in any breach of, or constitute a default under any contract, agreement or instrument to which K Holdings is a party or by which it or any of its assets is bound.

            Required Filings and Approvals. Other than as provided for in the Recapitalization Agreement and the disclosure schedules thereto, the execution and delivery of this Agreement by K Holdings and the consummation of the transactions contemplated hereby by K Holdings do not require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of K Holdings, other than the filings, registrations or qualifications the failure of which to make or obtain, in the aggregate, will not have a K Holdings Material Adverse Effect (as defined in the Recapitalization Agreement).

            Equity Financing. K Holdings (and its permitted designees) has available to it, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.3 of the Recapitalization Agreement, sufficient funds to deliver $389,091,466 of the funds necessary to consummate the Transactions.

            Debt Financing. K Holdings has received and delivered to the Company the Bridge Facility Commitment Letter (as defined in the Recapitalization Agreement) with respect to the Debt Financing (as defined in the Recapitalization Agreement). The Bridge Facility Commitment Letter is in full force and effect on the date hereof and has not been amended or modified, and there is no breach or default existing (or which with notice or lapse of time or both may exist) thereunder. Assuming the Company has cash to fund the Distribution (as defined in the Recapitalization Agreement) in accordance with
Section 2.3 of the Recapitalization Agreement, the aggregate proceeds of the financing contemplated by Section 7(f) of this Agreement are sufficient to pay the aggregate Redemption Consideration and to effect the Management Stock Purchase and the K Stock Purchase.

            Post-Closing Capitalization. Assuming the consummation of the Transactions, (i) immediately following the consummation of the Transactions, Stockholder will own (A) 258,150 shares of Class A Common Stock and (B) Rolled Over Options (as defined in the Nortek Holdings, Inc. 2002 Stock Option Plan) to purchase 1,398,849 shares of Class A Common Stock, (ii) it is anticipated that immediately following the consummation of the Transactions, K Holdings (or its permitted designees) will own 8,458,510 shares of Class A Common Stock and that, other than options held by employees, officers or directors of the Company, no other shares of, or options to acquire, capital stock of the Company will be outstanding and (iii) immediately following the consummation of the Transactions, (A) affiliates of Kelso & Company, L.P. will own at least a majority of the outstanding shares of capital stock of the Company (calculated on a fully diluted basis but, for this purpose only, ignoring all capital stock and options held by members of the Company's management) and (B) the amount of Stockholder's investment in Class A Common Stock and Rolled Over Options will represent at least approximately 10.1% of the investment of all holders of Class A Common Stock and Rolled Over Options, including Stockholder and K Holdings (and its permitted designees). For purposes of clause (iii)(B)



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of the immediately preceding sentence, all Class A Common Stock outstanding shall be valued at the Management Purchase Price and all Rolled Over Options shall be valued based upon the number of shares of Class A Common Stock subject thereto and the excess of the Management Purchase Price over the exercise price of such options.

            Capitalization of K Holdings. As of the date of this Agreement, the authorized capital stock of K Holdings consists of 1,000,000 shares of common stock, par value $.01 per share (the "K Holdings Common Stock"), of which 100 shares were issued and outstanding. As of the date of this Agreement, 85 shares of K Holdings Common Stock have been issued to Kelso Investment Associates VI, L.P., a Delaware limited partnership, and 15 shares of K Holdings Common Stock have been issued to KEP VI, LLC, a Delaware limited liability company.

            K Holdings Fees. The aggregate fees (but not including any expenses) payable to K Holdings or its affiliates in connection with the Transactions will not exceed the amounts set forth in Section 5.17 of the Recapitalization Agreement.

            Conditions Precedent.


            The obligations of the Stockholder and the Company to consummate the Share Exchange are subject to (1) the conditions set forth in Section 6.1 and
Section 6.2 of the Recapitalization Agreement being satisfied or waived on or prior to the Closing (as defined in the Recapitalization Agreement) and (2) the conditions set forth in Section 6.3 of the Recapitalization Agreement being satisfied or waived on or prior to the Closing.

            The obligations of K Holdings to consummate the Management Stock Purchase are subject to the conditions set forth in Section 6.1, Section 6.2 and
Section 6.3 of the Recapitalization Agreement being satisfied or waived on or prior to the Closing.

            The obligations of Stockholder to consummate the Management Stock Purchase are subject to the Share Exchange having been effected and K Holdings (or its permitted designees) having effected, or concurrently with the Management Stock Purchase effecting, the K Stock Purchase (as defined in the Recapitalization Agreement), provided that if Stockholder was required to effect the Share Exchange (and the conditions to



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Stockholder's obligations set forth in Section 8(a) have been satisfied (or would be satisfied concurrently therewith)) and failed to do so, this condition shall be deemed to be satisfied.

            The obligations of the parties to consummate the Option Exchange are subject to the Reclassification having been effected.

            Miscellaneous.


            Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. No party shall have liability for any breach of any representation or warranty contained herein, except for any knowing or intentional breach thereof.

            Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Stockholder and K Holdings, and such written modification, amendment, alteration or supplement shall not require the consent of the Company; provided, however, that any modification, amendment, alteration or supplement to the obligations of the Company with respect to the Share Exchange or Option Exchange, to the extent it imposes obligations on the Company that are applicable prior to the consummation of the Reclassification or in the event the Reclassification is not consummated or to the extent it would cause a condition to the closing of the transactions contemplated by the Recapitalization Agreement not to be satisfied or give rise to a right of termination thereunder, shall require the consent of the Company; it being further understood that this Agreement shall be appropriately modified consistent with Section 8.5(b) of the Recapitalization Agreement in the event such agreement is modified pursuant to such provision.

            Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Stockholder without the prior written consent of K Holdings; it being understood that K



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Holdings may assign its rights hereunder to the same extent that it may assign its rights under the Recapitalization Agreement.

            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

            Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

            Waiver. Any party to this Agreement may waive any condition to their obligations contained herein.


            Termination. This Agreement shall terminate on the earlier of (i) the termination of the Recapitalization Agreement in accordance with its terms and (ii) the agreement of K Holdings, the Company and the Stockholder to terminate this Agreement. Termination shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.



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            IN WITNESS WHEREOF, Nortek, Nortek Holdings, K Holdings, and the
Stockholder have executed this Agreement as of the date first above written.


                              Nortek, Inc.

                              By: /s/ Kevin W. Donnelly
                                  ------------------------------------------
                                  Name: Kevin W. Donnelly
                                  Title: Vice President and General Counsel


                              Nortek Holdings, Inc.


                              By: /s/ Kevin W. Donnelly
                                  ------------------------------------------
                                  Name: Kevin W. Donnelly
                                  Title:  Vice President


                              K Holdings, Inc.


                              By:  /s/ James J. Connors, II
                                  ------------------------------------------
                                  Name: James J. Connors, II
                                  Title: Vice President


                              Richard L. Bready



                              /s/ Richard L. Bready
                              ----------------------------------------------
                              (Signature of Stockholder)